Exhibit 99.1

Summit Financial Services Group Announces Results for the Quarter Ended March 31, 2013

Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS) announced financial results for the three-month period ended March 31, 2013 (the “2013 Quarter”). For the 2013 Quarter, the Company reported revenues of $21.7 million, which represented an increase of $3.5 million, or 19%, from the $18.2 million in revenues reported for the same period of the prior year (the “2012 Quarter”). For the 2013 Quarter, the Company reported pre-tax income of $1,325,000 versus pre-tax income of $757,000 for the 2012 Quarter. For the 2013 Quarter, the Company reported net income of $674,000 versus net income of $417,000 for the 2012 Quarter.

“Our record results for the 2013 Quarter, as measured by revenues, pre-tax earnings and after-tax earnings, continue to validate the Company’s strategy of recruiting experienced financial advisors onto the Summit platform. Our results for the 2013 Quarter also benefitted significantly from an improvement in investor confidence (as evidenced by the significant increase in the major market indices during that period to near or at all-time highs) and the related increase in investing activity, which served to increase our commission and fee revenue,” stated Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President. “As a result,” Mr. Leeds continued, “the Company generated record positive EBITDA, as adjusted, of $1.64 million for the 2013 Quarter, which we consider to be a principal metric of our success, compared with $1.16 million for the 2012 Quarter. Although the direction of the markets, and investor confidence, are beyond our control, we are hopeful that for the second quarter of 2013 and beyond, our recruiting and retention initiatives of financial advisors will allow the Company to sustain its growth.” Mr. Leeds further stated that: “As always, I want to recognize and thank our hard-working and dedicated Summit financial advisors and our associates, whose efforts make such outcomes possible.”

The Company is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, Inc. (“Summit Brokerage”), a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance through its subsidiary, SBS Insurance Agency of Florida. Summit Brokerage also provides asset management services through its investment advisor, Summit Financial Group, Inc.

Summit Brokerage is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The Company currently offers its services through a network of approximately 300 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment as well as by acquisitions.

All of the above numbers have been rounded for ease of presentation.

The following table presents a reconciliation of EBITDA, as adjusted, to net income as reported:

	March 31,
	2013	2012
Net income as reported	$674,180	$417,379
Add: Depreciation	43,543	50,340
Amortization – notes	49,535	35,812
Non-cash Compensation	218,547	311,884
Income tax expense	651,270	340,075

EBITDA, as adjusted	$1,637,075	$1,155,490

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for non-cash compensation expense is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G, promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in monitoring and evaluating its financial performance on a consistent basis across various periods, as well as for purposes of, analyzing and evaluating financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of its core operations, or do not involve a cash outlay, such as stock-related compensation. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Quarter Ended March 31, 2013

	For The Three Months Ended March 31,
	2013	2012(1)
	(Unaudited)	(Unaudited)
Revenues
Commissions	$20,385,988	$17,049,701
Interest and dividends	206,236	272,441
Other revenue	1,087,166	837,211

	21,679,390	18,159,353

Expenses
Commissions and related costs	17,148,648	14,511,496
Employee compensation and benefits	1,918,789	1,743,348
Occupancy and equipment	194,848	190,414
Communications	111,306	114,254
Depreciation and amortization	43,543	50,340
Other operating expenses	936,806	792,047

	20,353,940	17,401,899

Income before provision for income taxes	1,325,450	757,454

Provision for income taxes	651,270	340,075

Net income	$674,180	$417,379

Basic income per common share	$0.03	$0.02

Diluted income per common share	$0.03	$0.01

Weighted average common shares outstanding:
Basic	20,296,337	26,550,142

Diluted	25,517,234	31,798,363

(1)	Certain amounts from the 2012 Quarter have been reclassified to conform to the current year presentation. These reclassifications had no impact on the reported net income for the 2012 Quarter.

“Forward-looking” Statements

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida — Steven C. Jacobs, CFO, 561-338-2600.

CONTACT: Steven C. Jacobs, CFO of Summit Financial Services Group, Inc., +1-561-338-2600